Exhibit 10.2
TierOne bank
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED AGREEMENT is made effective as of July 27, 2006, by and between TierOne Bank (the “Bank”), a federally-chartered savings bank, with its principal administrative office at 13th and N Streets, Lincoln, Nebraska 68508, and James A. Laphen (the “Executive”).
     WHEREAS, the Executive is currently employed as the President and Chief Operating Officer of the Bank pursuant to an employment agreement between the Bank and the Executive entered into as of September 25, 2000, as subsequently amended by resolutions of the Board of Directors (the “Bank Employment Agreement”);
     WHEREAS, the Executive is currently employed as the President and Chief Operating Officer of TierOne Corporation, the parent company of the Bank (the “Company”) pursuant to an employment agreement between the Company and the Executive entered into as of October 1, 2002, which is being amended and restated as of the date hereof (the “Company Employment Agreement”);
     WHEREAS, the Bank desires to amend and restate the Bank Employment Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes;
     WHEREAS, the Bank desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement; and
     WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1. POSITION AND RESPONSIBILITIES.
     During the period of his employment hereunder, the Executive agrees to serve as President and Chief Operating Officer of the Bank. The Executive shall render administrative and management services to the Bank such as are customarily performed by persons situated in a similar executive capacity. The Executive also agrees to perform such other duties, services and responsibilities as may from time to time be requested by the Bank. During said period of his employment, the Bank agrees to elect the Executive as a member of the Board of Directors.
2. TERMS AND DUTIES.
     (a) The period of the Executive’s employment under this Agreement shall be deemed to have commenced as of January 1, 2006 and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of January 1, 2006 and continuing on each anniversary thereafter, the disinterested members of the board of directors of the Bank (“Board”) may extend the Agreement an additional year such that the remaining term of the Agreement shall be three (3) years unless the Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 8 of this Agreement. The Board will review the Agreement and the Executive’s performance annually for purposes of determining whether to extend the Agreement, and the rationale and results thereof shall be included in the minutes of the Board’s meeting. The Board shall give notice to the Executive as soon as possible after such review as to whether the Agreement is to be extended.
     (b) During the period of the Executive’s employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods (four (4) weeks per year), and reasonable leaves of absence, the Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank and participation in community and civic organizations; provided, however, that, with the approval the Board, as evidenced by a resolution of such Board, from time to time, the Executive may serve, or continue to serve, on the boards of directors of, and hold other offices or positions in, companies or organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of the Executive’s duties pursuant to this Agreement.
     (c) Notwithstanding anything herein to the contrary, the Executive’s employment with the Bank may be terminated by the Bank or the Executive during the term of this Agreement, subject to the terms and conditions of this Agreement.
3. COMPENSATION AND REIMBURSEMENT.
     (a) The Bank shall pay the Executive as compensation a salary of $365,000 per year (“Base Salary”). Such Base Salary shall be payable in accordance with the normal payroll practices of the Bank then in effect (but in any event in substantially equal installments, not less frequently than monthly) and subject to all applicable taxes required to be withheld by the Bank pursuant to federal, state or local law. During the period of this Agreement, the Executive’s Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by the Board or by a Committee of the Board, delegated such responsibility by the Board. The Committee or the Board may increase the Executive’s Base Salary and once established at an increased specified rate shall not thereafter be reduced. Any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement. In addition to, and not to be construed as part of, the Base Salary provided in this Section 3(a), the Bank shall also provide the Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.
     (b) The Executive shall be entitled to participate in any employee benefit plans, arrangements and perquisites substantially equivalent to those available to executive officers of the Bank, and the Bank will not, without the Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect the Executive’s rights or benefits thereunder, except to the extent such changes are made applicable to all Bank employees on a non-discriminatory basis. Without limiting the generality of the foregoing provisions of this Subsection (b), the Executive shall be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Executive shall be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which the Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.
     (c) In addition to the Base Salary provided for by paragraph (a) of this Section 3 and other compensation provided for by paragraph (b) of this Section 3, the Bank shall pay or reimburse the Executive for (i) a monthly automobile allowance and country club dues in such amounts as may be agreed to by the Board from time to time, and (ii) all reasonable travel and other reasonable expenses incurred in the performance of the Executive’s obligations under this Agreement, and the Bank may provide such additional compensation in such form and such amounts as the Board may from time to time determine.
     (d) The Executive shall be entitled to receive fees for serving as a director of the Bank or as a member of any committee of the Board of Directors of the Bank.
4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.
     (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Bank of the Executive’s full-time employment hereunder for any reason other than a termination governed by Section 5(a) hereof, a termination for events governed by Section 11 hereof, or Termination for Cause, as defined in Section 7 hereof; (ii) the Executive’s resignation from the Bank’s employ upon any (A) failure to elect or reelect or to appoint or reappoint the Executive as President and Chief Operating Officer, unless consented to by the Executive, (B) a material change in the Executive’s function, duties, or responsibilities, which change would cause the Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above, unless consented to by the Executive, (C) a relocation of the Executive’s principal place of employment by more than 60 miles from its location at the effective date of this Agreement, unless consented to by the Executive, (D) a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, unless consented to by the Executive, or (E) a breach of this Agreement by the Bank. Upon the occurrence of any event described in clauses (A), (B), (C), (D) or (E) above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six full months after the event giving rise to said right to elect.

     (b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Bank shall be obligated to pay the Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a lump sum cash amount within 10 business days following the Date of Termination equal to thirty-six (36) months Base Salary; provided, however, that any payments pursuant to this subsection shall not, in the aggregate, exceed three times the Executive’s average annual compensation for the five most recent taxable years that the Executive has been employed by the Bank or such lesser number of years in the event that the Executive shall have been employed by the Bank for less than five years. In the event the Bank is not in compliance with its minimum capital requirements or if such payments pursuant to this subsection (b) would cause the Bank’s capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.
5. CHANGE IN CONTROL.
     (a) For purposes of this Agreement, a “Change in Control” of the Bank shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank as provided under Section 409A of the Code and the regulations thereunder.
     (b) If a Change in Control has occurred pursuant to Section 5(a) or the Board has determined that a Change in Control has occurred, the Executive shall be entitled to the benefits provided in paragraph (c) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement due to: (1) the Executive’s dismissal or (2) the Executive’s voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, material reduction in annual compensation or benefits or relocation of his principal place of employment by more than 60 miles from its location immediately prior to the Change in Control, unless such termination is because of his death or termination for Cause.
     (c) Upon the Executive’s entitlement to benefits pursuant to Section 5(b), the Bank shall pay the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a lump sum cash amount within 10 business days following the Date of Termination equal to (3) times the Executive’s Base Salary; provided however, that any payment under this provision shall not exceed three (3) times the Executive’s average annual compensation. In the event the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

6. CHANGE OF CONTROL RELATED PROVISIONS
     Notwithstanding the provisions of Section 5, in no event shall the aggregate payments or benefits to be made or afforded to the Executive under Section 5 (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor hereto, and in order to avoid such a result, the Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount”, as determined in accordance with said Section 280G. Any required reduction in the Termination Benefits shall first be made by reducing the lump sum cash amount payable pursuant to Section 5(c) hereof.
7. TERMINATION FOR CAUSE.
     The term “Termination for Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. Notwithstanding the foregoing, the Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive’s conduct justified a finding of Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable, nor shall any unvested awards granted to the Executive under any stock benefit plan of the Bank, the Company or any subsidiary or affiliate thereof vest. At the Date of Termination for Cause, such stock options and related limited rights and such unvested awards shall become null and void and shall not be exercisable by or delivered to the Executive at any time subsequent to such Termination for Cause.
8. NOTICE.
     (a) Any purported termination by the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

     (b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty days from the date such Notice of Termination is given.).
     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, in the event the Executive is terminated for reasons other than Termination for Cause the Bank will continue to pay the Executive his Base Salary in effect when the notice giving rise to the dispute was given until the earlier of: 1) the resolution of the dispute in accordance with this Agreement or 2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.
9. POST-TERMINATION OBLIGATIONS.
     All payments and benefits, except any benefits which are already vested, to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section 9 for one (1) full year after the earlier of the expiration of this Agreement or termination of the Executive’s employment with the Bank. The Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.
10. NON-COMPETITION AND NON-DISCLOSURE.
     (a) Upon any termination of the Executive’s employment hereunder pursuant to Section 4 hereof (other than a termination in connection with or within 12 months following a Change in Control), the Executive agrees not to compete with the Bank for a period of one (1) year following such termination in any city, town or county in which the Executive’s normal business office is located, except as agreed to pursuant to a resolution duly adopted by the Board. The Executive agrees that during such period and within said cities, towns and counties, the Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Executive’s breach of this Subsection 10(a) agree that in the event of any such breach by the Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive, the Executive’s partners, agents, servants, employees and all persons acting for or under the direction of the Executive. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from the Executive.
     (b) The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. The Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, the Executive may disclose information regarding the business activities of the Bank to the OTS and the Federal Deposit Insurance Corporation (“FDIC”) pursuant to a formal regulatory request. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from the Executive.
11. DISABILITY, DEATH, RETIREMENT.
     If the Executive should become disabled or die while this Agreement is in effect, a severance payment equal to twelve (12) months Base Salary shall be paid to the Executive or his heirs at law, payable monthly, beginning on the first day of the month following the month in which such event occurs. If the Executive retires, this Agreement shall terminate and no severance payments shall be due hereunder. The benefits provided pursuant to this Agreement shall be in addition to any other benefits provided by the Bank.
     “Disability” shall be deemed to have occurred if the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its subsidiaries.
12. NO DUPLICATION OF PAYMENTS.
     Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by the Executive under the Company Employment Agreement, such compensation payments and benefits paid by the Company will be subtracted from any amount due simultaneously to the Executive under similar provisions of this Agreement. Payments pursuant to this Agreement and the Company Employment Agreement (other than severance and change in control payments and benefits pursuant to Sections 4 and 5 hereof) shall be allocated in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Company and the Bank on a quarterly basis.
13. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.
     This Agreement and the Company Employment Agreement contain the entire understanding between the parties hereto and supersede any prior employment agreement between the Bank or any predecessor of the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.
14. NO ATTACHMENT.
     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
     (b) This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Bank and their respective successors and assigns.
15. MODIFICATION AND WAIVER.
     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto; provided, however, that if the Bank determines, after a review of the final regulations issued under Section 409A of the Code and all applicable IRS guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Bank may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code.
     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16. REQUIRED PROVISIONS.
     (a) The Bank may terminate the Executive’s employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7 hereinabove.
     (b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(3) or (g)(1)), the Bank’s obligations under this contract shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
     (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(4) or (g)(1)), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
     (d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1813(x)(1)), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
     (e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank: (i) by the Director of the OTS (or his or her designee), at the time the FDIC or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS (or his or her designee) at the time the Director or his or her designee approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.
     (f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and 12 C.F.R. §545.121 and any rules and regulations promulgated thereunder, including the regulations in 12 C.F.R. Part 359.

17. REINSTATEMENT OF BENEFITS LINDER SECTION 16(b).
     In the event the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice described in Section 16(b) hereof (the “Notice’) during the term of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume its obligation to pay and the Executive will be entitled to receive all of the termination benefits provided for under Section 5 of this Agreement upon the Bank’s receipt of a dismissal of charges in the Notice.
18. SEVERABILITY.
     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
19. HEADINGS FOR REFERENCE ONLY.
     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
20. GOVERNING LAW.
     The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Nebraska, but only to the extent not superseded by federal law.
21. ARBITRATION.
     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement, other than in the case of a Termination for Cause.
     In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due the Executive under this Agreement.

22. PAYMENT OF COSTS AND LEGAL FEES.
     All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.
23. INDEMNIFICATION.
     (a) The Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under Nebraska law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.
24. SUCCESSOR TO THE BANK
     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

SIGNATURES
     IN WITNESS WHEREOF, TierOne Bank has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, on the 27th day of July 2006.
     THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

TIERONE BANK

By:	/s/ Gilbert G. Lundstrom

Gilbert G. Lundstrom, Chairman of the
Board and Chief Executive Officer

/s/ James A. Laphen

James A. Laphen, Executive